Filed Pursuant to Rule 424(b)(5)	Registration No. 333-137100

PROSPECTUS SUPPLEMENT
TO PRELIMINARY PROSPECTUS DATED FEBRUARY 14, 2007

SPATIALIGHT, INC.

500,000 Shares of Common Stock

You should read this Prospectus Supplement and the accompanying Prospectus, as amended and into which this Prospectus Supplement is incorporated by reference, carefully before you invest. Both documents contain information you should consider when making your investment decision.

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

We will issue 500,000 shares of our common stock pursuant to this Prospectus Supplement and the Prospectus to which it relates. These shares are being issued to Bluegrass Growth Fund, L.P. and Bluegrass Growth Fund, LTD. pursuant to a First Amendment to Registration Rights Agreement amending the Registration Rights Agreement dated September 26, 2006 between the Company and each of Bluegrass Growth Fund, L.P. and Bluegrass Growth Fund, LTD, in exchange for the rescission of an obligation to issue 250,000 warrants to purchase Common Shares, the amending of the Registration Rights Agreement filing date requirements, the waiving of future financing participation rights, and the forgiveness of accrued liquidated damages under the Registration Rights Agreement in the amount of $30,806.45.

Our common stock is traded on The NASDAQ Capital Market under the symbol "HDTV". On March 6, 2007, the last sale price for shares of our common stock, as reported on The NASDAQ Capital Market was $1.09 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 8, 2007.